                                                                      Exhibit 11

Computation of Earnings Per Share

         See Note 6. of Notes to Interim Consolidated Financial Statements for a reconciliation of basic and diluted earnings per share for the three-month and the six-month periods ending June 30, 2001 and 2000.







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